Exhibit B

Exhibit B

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the common shares, par value $0.004 per share, of Globus Maritime Limited shall be filed on behalf of the undersigned.

January 20, 2017
(Date)

FIRMENT TRADING LIMITED

By:	/s/ Philippos Philippou
Name: Philippos Philippou
Title: Sole Director and President

/s/ Georgios Feidakis
Georgios Feidakis